As filed with the Securities and Exchange Commission on September 16, 2016            Registration No. 333-211288

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMCHI GENDYNAMY SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

PRETTY VALLEY ACQUISITION CORPORATION

(Former name of registrant)

Delaware	3841	47-1360654
State or other jurisdiction incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1809 Pritchard Way

Hacienda Heights, CA 91745

(626) 322-5205

_________________________________________________________

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Inc. Plan (USA)

Trolley Square, Unit 20C

Wilmington, DE 19806

800-462-4633

________________________________________________________

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

With copy to

Cassidy & Associates

215 Apolena Avenue

Newport Beach, California 92662

949-673-4510 949-673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.                [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                           [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

[   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer     [   ]                                                                     Accelerated filed                            [    ]

Non-accelerated filed      [    ]                                                                    Smaller reporting company           [ X ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine

.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	27,207,994	$1.00	$27,207,994	$2,739.85

(1)

There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)	Previously paid.

EXPLANATORY NOTE

This registration statement and the prospectus therein cover the registration of or 27,207,994 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated September 16, 2016

AMCHI GENDYNAMY SCIENCE CORPORATION

27,207,994 shares of common stock offered by selling shareholders at 1.00 per share

This prospectus relates to the offer and sale of 27,207,994 shares of common stock (the “Shares”) of Amchi Gendynamy Science Corporation ("AGS" or the “Company”), $.0001 par value per share by the holders thereof who are deemed to be statutory underwriters. The shares offered by the selling shareholders (the "Shares") will be offered at a price of $1.00 until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated pries, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 27,207,994 Shares. Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. All costs incurred in the registration of the Shares and the Selling Shareholder Shares are being borne by the Company.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

Per Common Stock Share Offered	Assumed Price To Public $ 1.00 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act.

The Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 5.

Amchi Gendynamy Science Corporation

1809 Pritchard Way, Hacienda Heights, CA 91745

Prospectus dated __________________, 2016

TABLE OF CONTENTS

Prospectus Summary	3

Risk Factors	5

Forward-Looking Statements	7

Determination of Offering Price	8

Dividend Policy	8

Selling Shareholder Sales	8

Plan of Distribution	8

The Business	9

Management's Discussion and Analysis of Financial Condition and Results of Operations	16

Management	20

Executive Compensation	22

Security Ownership of Certain Beneficial Owners and Management	22

Certain Relationships and Related Transactions	23

Selling Shareholders	23

Description of Securities	25

Legal Matters	27

Experts	27

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	27

Financial Statements	28

_________________

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

Amchi Gendynamy Science Corporation (the “Company”) is an early-stage development company using a special designed message machine along with acoustic wave to replace medicine and insulin to help diabetes patients to recovery from high blood sugar and medicine side effect. In China, Amchi is one of a few companies in the field of developing a physical method to treat Diabetes, utilizing electrical frequencies and special acoustic waves, which the founder of the Company has devoted many years in researching this Chinese traditional sound wave treatment. The Company has been working to determine what is the right multiple frequency, and how this frequency works on Diabetes to lower blood sugar. The theory behind this is that we believe certain frequency with the right fore trajectory message through the spinal cord can build on the right energy field of the body to help certain acoustic waves to penetrate to the cell level to stimulate the insulin secretion and enhancement of the sugar metabolism in order to lower the blood sugar level. The Company has completed several therapy sessions with individuals in China with some success in rehabilitating and in the prevention of various Diabetes, and to replace insulin and medicine to lower the blood sugar. Preliminary clinical results have shown that it has effectiveness. The Company is planning to do more case studies on Diabetes in China and the United States. Those case reports may not be as effective as the Company may expect. If the case reports are as Company expect, the Company intends to raise capital to get relative prove for commercialize the products. The therapy protocol and its energy treatment will be proved by the scientific and medical communities by the reports of the case studies. The Company is looking for a partner to join it for diabetes dynamic pathophysiology studies at the end of 2016. The Company’s research is in its early stages and there is no assurance that its therapy protocol or its energy devices will ever be able to be proved and accepted by the scientific and medical communities.

Furthermore, the Company, as of this date, has not published any peer reviewed studies or articles, nor has it conducted any clinical trials or studies that have received approval in any country where approval of this therapy will be sought, or have we received any regulatory approvals for the commercialization of our products.

The Company was incorporated in the State of Delaware in May 20, 2014, and was formerly known as Pretty Valley Acquisition Corporation. On June 18, 2014, Pretty Valley Acquisition Corporation filed a registration statement with the Securities and Exchange Commission on Form 10 by which it became a public reporting company. The Company operated as a shell company until October, 2015.

In October, 2015, the Company implemented a change of control by redeeming shares of existing shareholders, issuing shares to new shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors and implemented a business plan as set forth herein. In connection with the change of control, the shareholders of the Company and its board of directors unanimously approved the change of the Company’s name from Pretty Valley Acquisition Corporation to Amchi Gendynamy Science Corporation.

Risks and Uncertainties facing the Company

As a development stage company, the Company has a limited operating history and has continuously experienced losses since its inception. The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern. That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans. As a development stage company, management of the Company has no prior experience in developing and selling energy devices similar to that planned by the Company and in marketing and distributing such devices and the therapy’s associated therewith on a broad scale.

One of the biggest challenges facing the Company is the ability to raise adequate capital to complete the research, design and the development of its energy devices and genome repair with physiotherapy.

Due to financial constraints, the Company has to date conducted limited operations. If the Company were unable to develop strong and reliable sources of funding for project opportunities, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan. Moreover, the aforementioned assumes that the Company’s efforts are met with customer satisfaction in the marketplace and exhibit steady adoption of its solutions amongst the potential base of customers, neither of which are currently known or guaranteed.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 27,207,994. The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier terminated by the Company.

This prospectus relates to the offer and sale of 27,207,994 shares of common stock of Amchi Gendynamy Science Corporation offered by the holders thereof who are deemed to be statutory underwriters. The selling shareholders will offer their shares at a price of $1.00 until such time as the Shares are quoted on the OTC Bulletin Board and only thereafter at prevailing market or privately negotiated prices in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market if a market should develop.

Common stock outstanding before the offering	247,207,994	(1)

Common stock for sale by selling shareholders	27,207,994

Common stock outstanding after the offering	247,207,994

Offering Price	$ 1.00

Proceeds to the Company	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

In the future, following the completion of this offering, the Company will very likely need to raise capital for the projects which it anticipates to develop. The Company anticipates that it may raise such capital by an offering of its shares of common stock. If the Company does affect equity offerings of its securities and if the price paid for shares offered in such an offering is less than paid by the purchasers of Shares, then such purchasers will suffer a dilution in the value of their shares. Furthermore the issuance of such additional shares may impact the ability of any investor to sell their Shares once such shares are eligible for sale. The Company cannot anticipate that it will be able to affect such additional offerings of its securities and then failure of it to do so may severely impact its available capital to develop its services and products or further its business plan.

Summary Financial Information

The following financial data for the years ended December 31, 2015 and 2014 is derived from the Company’s audited financial statements, respectively, and related notes thereto included elsewhere in this prospectus.

The following summary financial data should be read in conjunction with additional discussions of the financial status of the Company and the Financial Statements and Notes thereto included elsewhere in this prospectus. The following information is derived from the financial statements.

BALANCE SHEET	As of June 30, 2016	As of December 31, 2015
Total Assets	$503,357	$77,637
Total Liabilities	$52,512	$177,617
Stockholder’s Equity (Deficit)	$450,845	$(99,980)

OPERATING DATA	Year Ended June 30, 2016	Year Ended December 31, 2015
Revenue	$0.00	$0.00
Net Loss	$116,830	$101,024
Net Loss Per Share	$(0.00)	$(0.01)

RISK FACTORS

A purchase of any Shares is an investment in the Company's common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in the registration statement of which this prospectus is a part, before the purchase of any Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer, the market price of the common stock would likely decline, and investors could lose all or a portion of their investment. The Company has listed the following risk factors which it believes to be material to an investment decision in this offering.

The Company has no independent operating history and as such an investor cannot assess its profitability or performance but must rely on the experience of its president and other officers.

The Company is a development stage company and has only a limited operating history and it is therefore not possible for an investor to assess prior performance or determine whether it will likely meet its projected business plan. Such lack of experience may result in the Company experiencing difficulty in adequately designing or building energy devices, thereby causing the therapy services to function improperly or provide inadequate utility for which it is intended. If the Company’s projects consistently function improperly or perform below expectations, the Company will likely be unable to market and sell many of its services and therapies. An investor will be required to make an investment decision based solely on the management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in managing therapy centers and using energy devices.

The Company's independent auditors have issued a report questioning the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements for the period ended December 31, 2015 includes a paragraph that explains that the Company has had no revenues and income since inception. These matters, among others, raise substantial doubt regarding the Company's ability to continue as a going concern without the influx of capital through the sale of its securities or through development of its operations.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Our internal controls may become inadequate or ineffective if our operations grow, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Concentration of ownership will allow one shareholder to control Amchi’s business

The President, and largest shareholder, of Amchi currently owns 220,000,000 shares of Amchi common stock, representing approximately 97% of the issued and outstanding common stock of the Company. As a result, this shareholder will be able to exercise control over virtually all matters requiring shareholder approval, including the election of directors and approval of significant corporation transactions. Thus, the present management will be able to maintain their positions as Directors and effectively operate Amchi’s business, regardless of other investors’ preferences.

The Company has accumulated deficit as of December 31, 2015 of $101,731.

As of December 31, 2015, the Company has an accumulated deficit of $101,731. This deficit may impact on the Company in various ways including, but not limited to, making it more difficult to borrow money, sell stock or to maintain a good market price.

The offering price of the Shares has been arbitrarily determined and such price should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company's common stock. The offering price for the Shares has been arbitrarily determined and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

In order to affect its projects the Company will require capital to continue the research and development of its therapies and medical devices.

As of December 31, 2015, the Company had an accumulated net loss of $101,731. The Company will not receive any funds from the sale of the Shares offered herein and will require capital by loans, joint ventures or sale of its securities in order to execute its current business plan, namely to complete development of its energy device and to continue its research and experimental therapies. As a result, the Company may not be able to successfully implement its business model. To become profitable, the Company must successfully commercialize its projects, a process that involves many factors that are beyond the Company’s control, including the type of competition that the Company may encounter. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may never actually generate revenues or become profitable.

Our Dynamic Repair Device is a non invasive treatment device still in development in China. We cannot be certain that we will be able to successfully complete or commercialize the product or obtain regulatory clearances or approvals for our Dynamic Repair Device in a timely fashion, or at all.

Our Dynamic recovery and therapy Device is a product candidate still in development, and, to date, we have conducted twenty human studies with that product candidate. Our Device will has done substantial development and testing, and at present, we are focusing most of our efforts and resources on the second stage of clinical study after 13 year research and testing, get ready for commercialization of this device. There can be no assurance that our development efforts has expected result , but need to take time to get related prove, which will successfully reach expected results or that the Dynamic recovery and therapy Device will have the capabilities we expect. We may encounter significant delays. Even if we successfully complete development of our Device, there can be no assurance that we will obtain the regulatory clearances or approvals to market and commercialize it. If we are unable to obtain regulatory clearances or approvals for our Genome Repair Device, or otherwise experience delays in obtaining such regulatory clearances or approvals, the commercialization of the dynamic recovery and therapy Device will be delayed or prevented, which will adversely affect our ability to generate revenues. Even if cleared or approved, the Dynamic recovery and therapy Device may not be cleared or approved for the indications that are necessary or desirable for successful commercialization.

Delays in developing our Dynamic Repair Device or obtaining regulatory clearances or approvals may also result in the loss of potential competitive advantages that might otherwise be attained by bringing products to market earlier than our competitors. Any of these contingencies could adversely affect our business. Currently, we have associated with an industrial design company in Shengzhen, China, HHGenet Life Science Company, Ltd., who will pay for and conduct case studies.

In the United States, unless an exemption applies, we cannot market a new recovery message device without first receiving either premarket notification, or 510(k) clearance, or approval of a premarket approval application, or PMA, from the Food and Drug Administration, or FDA. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology, safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The 510(k) clearance process generally takes three to twelve months from submission, but can take significantly longer. The process of obtaining PMA approval is much more costly and uncertain than the 510(k) clearance process. The PMA approval process can be lengthy and expensive and requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. The PMA process generally takes one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained.

No assurance of commercial feasibility.

Even if the Company’s plans and projects are successfully initiated, there can be no assurance that such plans and projects will have any commercial success or advantage. Also, there is no assurance that the Company’s initiatives will perform as intended in the marketplace.

Our President, Chief Financial Officer and Secretary has no experience managing a public company which is required to establish and maintain disclosure control and procedures and internal control over financial reporting.

We have never operated as a public company. Wisdom Qiao, our president, chief financial officer and secretary has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

Future issuances of additional shares of our Common Stock will dilute stockholders.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes, including at a price (or exercise prices) below the price at which shares of our Common Stock are currently offered. The future issuance of any such additional shares of our Common Stock or other securities may create downward pressure on the trading price of our Common Stock.

There has been no prior public market for the Company's common stock and the lack of such a market may make resale of the Shares difficult.

No prior public market has existed for the Company's securities and the Company cannot assure any purchaser that a market will develop subsequent to this offering. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if it will be successful in such application, how long such application will take, or, if successful, that a market for the common stock will ever develop or continue on that or any other trading market. If for any reason a trading market for the Shares does not develop, investors may have difficulty selling their common stock should they desire to do so.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the FASB or the rules of the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible as different or revised standards may be used.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per Share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per Share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Board of Directors could use the issuance or designation of preferred stock to impede or discourage an acquisition of the Company that may otherwise be beneficial to some shareholders.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate.

Such “forward-looking statements” can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “should” or “anticipates”, or the negative thereof, or other variations thereon or comparable terminology, or by discussion of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, which could cause actual results to vary materially from the future results covered in such forward-looking statements.

An investor should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. The Company is not under a duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the $1.00 price at which the Shares are being offered has been arbitrarily determined by the Company.

The Shares offered by the selling shareholders may be offered and sold, from time to time, by the selling shareholders described in this prospectus under the heading “Selling Shareholders” at an offering price of $1.00 per share until such time as the Shares are quoted on the OTC Bulletin Board and only thereafter may be offered at prevailing market or privately negotiated prices. The selling shareholders may sell the Shares by any means described in this prospectus under “Plan of Distribution.”

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 27,207,994 outstanding shares of the Company’s common stock by the holders of those shares. The selling shareholders will offer their shares at an offering price of $1.00 per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market if a market should develop.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares.

PLAN OF DISTRIBUTION

General

The selling shareholders may seek an underwriter, broker-dealer or selling agent to sell the Shares. As of the date of this prospectus, no selling shareholder has entered into any arrangements with any underwriter, broker-dealer or selling agent for the sale of the Shares. The Company has no arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares.

The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates unless earlier closed.

Selling Shareholders

The selling shareholders will offer their shares at an offering price of $1.00 per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market prices if a market should develop. The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares. Of the 27,207,994 Shares included in the registration statement, of which this prospectus is a part, none are held by any officers, affiliates or directors.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

THE BUSINESS

Amchi Gendynamy Science Corp (“Amchi” or “the Company”) is a developmental stage research company focused on commercializing a patent pending device in the field of physical therapy for Diabetes. A culmination of many years of the founder’s research has resulted in the “Theory of Microdynamist,” a multidiscipline research that utilizes principles of mathematics, physics, and life sciences. Specifically, principles of relativity, string theory, and quantum mechanics are used to explain the relation between kinetic law of the life-universe dynamics origin and the human genome dynamics editing process. The Company has applied this research to develop what is known as dynamic recovery and therapy system. The Company anticipates that this proprietary treatment may develop into a stepping stone into treating Diabetes. This theory was published at Scientific Chinese and US GRC string theory conference of 2015.

Dynamic Repair Device

The Amchi Gendynamy Dynamic Repair Device is designed to treat various types of diabetes. Through its research, the Company has identified multiple frequencies that have indicated healing effects throughout the body. Administering the device is a simple but precise process. The device, which is a high-tech box designed to channel energy frequencies, must be administered by trained professionals such as nurses trained by special courses provided by Amchi. When the box is placed on the both side of spinal at the back, energy is channeled and carefully selected frequencies are directed at the back, or listen to the acoustic wave, dynamic recovery take place. The process is very safe, and has zero known side effects. Only thoroughly trained medical specialists can administer the box to patients, as careful training is required in order to effectively treat patients. To date the Company has only treated 4 5 patients in its clinic in China. Although the results have been encouraging there the standard for effective is that self compare before and after using the dynamic recovery and therapy message way , they gradually give up the medicine or decrease the medicine taking , but the blood sugar still keep at the same level or better compare to when they take diabetes medicine, such as one of the patients has inject insulin for 8 years , after he use this Dynamic recovery and therapy , he has stopped injection of insulin for three years , the blood sugar still keep at normal level. The Company is planning to do a large size of the volunteer trial in US and China that would permit the Company to make any positive statements as to the efficacy or success of the treatments. Since it is an invasive recovery method, we used it to test on our own body first before we present it to others for treatment. Such as Wisdom Qiao and her partner, her relatives as volunteers.

We are doing Helen cervical cancer cell lines DNA testing under our acoustic wave in Dahua Gene Lab of China. It is still in the processing of testing. It will expect to have result in approximately six months. The original device we used for case study was made by hand. The effectiveness is based on Diabetes patient’s doctors report, 1, before patient start use device, they take medicine for diabetes or inject insulin under doctor prescription, 2, after using the device, they will decrease the medicine and insulin until they stop taking the medicine and injection related to the diabetes, and the blood sugar the blood pressure is still normal. This processing will be observed by doctor or by a Diabetes management center’s professional people. Each person who uses the device compares his or her self under medicine for their blood sugar level. Based on our theory, life is building at three energy levels, one DNA is energy level with DNA cube, two information level with RNA triangle format inside of the DNA cube to copy the DNA order to form the information coding, and three the function level of cells, cell will be formed along with RNA coding. So if the DNA string is going to the wrong direction, the energy cube cannot be formed, RNA will copy wrong coding, cell cannot react to RNA correctly, energy exchange stopped, cell developing is out of control by force, disease happens. So the acoustic along with special message vibrating will help DNA string back to its original trajectory, so correct life program will restored again. This is our theory for this energy treatment, it may be true based on our testing for now, but more testing result may show that it is not true. We make no claims that any of this theory will be proved out in our case studies or future research.

Benefits of Amchi Dynamic Repair Device

Key features of the Amchi Gendynamy® Dynamic Repair Device provide significant benefits to its users. The features and benefits are as follows:

● Non-invasive: Precise energy genome therapy is non-invasive. Patients are not subjected to risky surgery and there is no lengthy recovery time. As a result, patients do not need to put their lives on hold to receive treatment.

● Permanent: Due to the nature of the process, we can see that using this device; will keep blood sugar stable and normal without taking medicine. So the treatment could be permanent if patient needs it, they can always take this treatment, without side effects. We are planning to have more case study to prove it, before we can say it is permanent. If genetic correction happens then it should be permanent, but it may not happen. That is why more testing is needed.

● Zero known side effects: Low blood glucose, skin rash, irritability, upset stomach, bloating, and diarrhea are just some of the side effects associated with medicine commonly prescribed for diabetes management. With the Amchi Gendynamy® Dynamic Repair Device, patients will no longer have to suffer from these common side effects as part of their treatment regimen. To date there are zero known side effects that accompany use of the device. However we will need do more case to say validate this claim.

The features and benefits work in tandem to help the Company achieve its goal of making medical treatment and resources available to all those who suffer from diabetes.

Currently the original Amchi Dynamic Repair Device is being used in a recovery center of Wulumuqi, China for case study. This recovery center has been provided by a patient who and his relatives had Diabetes, since he has recovered after using the device. He has provided this recovery center to the Company at no cost to be used as a health club for diabetes patient’s recovery. The Company intends to develop a Dynamy House in Chengdu, China. This resort-like facility will allow patients to receive specialized treatment in a luxurious and Zen environment. The target market for the products and services that are being offered by the Company to Diabetes patient will be affordable for everyone in the future. In China, there are approximately 140 million individuals who suffer from Type 2 Diabetes. It is estimated that the prevalence of Diabetes in China will increase six-fold by the year 2025.

Future Case Studies

The Company intends to have ten case studies conducted under direction of National Development and Reform Commission (“NDRC”), Guandong Province Genetic Testing Demonstration Center called: precise control of diabetes – gene dynamic repair system. This study is founded by HH Gene Life Science Company Limited.

These 10 cases study is only for our current shareholders that want to be a part of such study. We hope to have a large size clinical trial to be able to report our results to the Chinese government for its approval. There is no assurance that such approval will be forthcoming or that the results from the clinical trials will be successful.

The studies will be conducted humans. During the last five years, we have tested this device on our employees and independent contractors, such as Wisdom Qiao and her partners who had diabetes, her sister with four year insulin injection, her mother with high blood pressure for 40 years, and her partner’s mother who had diabetes, and some friends with diabetes. All of these individuals seem to have benefited from this technology and have stopped taking any medicine for diabetes. The Company has gained a lot of experience. Before the Company publishes its theory, and starts third party clinical trial, these ten case studies, we hope, will go a long way in attesting to the fact that the technology is safe and effective. The study to be conducted by HH Gene Life Sciences Company Limited will take approximately three months. We make no claims that the studies will be successful.

Manufacturing and Assembly

The Company has entered into an agreement with Focus Product Design, Inc, Menlo Park, California (“Focus”) to develop and manufacture a Dynamic Repair Device. The Focus facility is FDA-registered, and the Company believes it is compliant with the FDA’s Quality System Regulations. Its facility and the facilities of the third-party manufacturers and suppliers are subject to periodic inspections by regulatory authorities, including the FDA and other governmental agencies.

Intellectual Property

Patent and Trademark

Wisdom Qiao, the director and CEO of the Company, filed an application with the United States patent office on September 22, 2015, which was assigned by Ms. Qiao to the Company and approved by its Board of Directors on January 26, 2016, for patent and trademark protection of the “Dynamic Recovery and Therapy System”, a massage device with predetermined patterns, pressures and methods, designed to improve fitness, reduce blood pressure, enhance sleep and provide general health benefits. Even if this patent is approved the device may not have any benefit for improving or helping the Company’s therapy programs. Only further clinical studies and peer reviews will determine if this patent pending device has any value to the Company.

We believe that in order to maintain a competitive advantage in the marketplace, we must develop and maintain the proprietary aspects of our technologies. We rely on a combination of patent, trademark, trade secret and other intellectual property rights and measures to protect our intellectual property.

We currently have one patent application pending at the US Patent Office. We seek patent protection in the United States and internationally for our products and technologies where and when we believe it is appropriate. United States patents are granted generally for a term of 20 years from the earliest effective priority date of the patent application.

We also rely on other forms of intellectual property rights and measures, including trade secrets and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement which relate to our business.

Research and Development

We have not expended and monies on research and development. We recognize that continued innovation through research and development is important to our future success. As of December 31, 2015, our research and development team consisted of 5 volunteer workers in China and they did not take income at this stage. We have assembled an experienced team with recognized expertise in both the development of medical devices and advanced energy medicine. We will develop a strong research and development team in 2016; however, we may increase the size of our team depending on the progress of our ongoing research and development efforts. Our principal research and development goals are to continue to enhance our dynamic recovery and therapy system and, resources permitting, to complete development of our theory and application system.

Competition

The medical device industry is highly competitive, subject to rapid technological change and significantly affected by new product introductions and market activities of other participants. Therefore, our currently marketed products are, and future products we commercialize will be, subject to competition. Almost all of our competitors have greater financial capabilities and name recognition then we do. There is no direct and indirect competitor on genome repair technology in the market so far.

Regulatory Status

The Dynamic Repair Device is still under development, and to date the Company has conducted only a few studies and other preclinical work in China with a prototype device. The Company has not made any filing with any regulatory authority seeking approval or clearance for the Dynamic Repair Device. The Company expects the initial market for the Dynamic Repair Device to be in China in 2016 and in the United States in 2017. In the United States, the Company believes that most components of the Dynamic Repair Device will be Class I medical devices and will fall under the FDA’s 510(k) regulatory process.

Regulatory Requirements of the United States Food and Drug Administration

The research, development and clinical programs, as well as the manufacturing and marketing operations, will be subject to extensive regulation in the United States and other countries. Most notably, all products to be sold or used in the United States are subject to regulation as medical devices under the federal Food Drug and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA governs the following activities that to ensure that medical devices manufactured, promoted and distribute domestically or exported internationally are safe and effective for their intended uses:

Product design, preclinical and clinical development and manufacture;

product premarket clearance and approval;

product safety, testing, labeling and storage;

record keeping; product marketing, sales and distribution;

post-market surveillance, complaints, reporting of injuries or malfunctions

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device we wish to commercially utilize in the United States will require either premarket notification, or 510(k) clearance, or approval of a PMA from the FDA. The FDA classifies medical devices into one of three classes. Class I devices, considered to have the lowest risk, are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (General Controls). Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device (Special Controls). Manufacturers of most Class II and some Class I devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA.

510(k) Clearance Pathway

When a 510(k) clearance is required, we will be required to submit a 510(k) application demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Once filed, the FDA has 90 days in which to review the 510(k) application and respond. Typically, the FDA’s response after reviewing a 510(k) application is a request for additional data or clarification. Depending on the complexity of the application and the amount of data required, the process may be lengthened by several months or more. If additional data, including clinical data, are needed to support our claims, the 510(k) application process may be significantly lengthened.

If the FDA issues an order declaring the device to be Not Substantially Equivalent, or NSE, the device is placed into a Class III or PMA category. At that time, a company can request a de novo classification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. The request must be in writing and sent within 30 days from the receipt of the NSE determination. The request should include a description of the device, labeling for the device, reasons for the recommended classification and information to support the recommendation. The de novo process has a 60 day review period. If the FDA classifies the device into Class II, a company will then receive an approval order to market the device. This device type can then be used as a predicate device for future 510(k) submissions. However, if the FDA subsequently determines that the device will remain in the Class III category, the device cannot be marketed until the company has obtained an approved PMA.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. If the FDA were to disagree with any of our determinations that changes did not require a new 510(k) submission, it could require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained. If the FDA requires us to seek 510(k) clearance or PMA approval for any modifications, we may be required to cease marketing and/or recall the modified device, if already in distribution, until 510(k) clearance or PMA approval is obtained and we could be subject to significant regulatory fines or penalties.

Clinical Trials

Medical device as class 2 and class 3. The Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. Such trials generally require an application for an investigational device exemption, or IDE, which is approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating, or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including, but not limited to, those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patient’s informed consent in a form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA clearance or approval to market the product in the United States. Similarly, in Europe, the clinical study must be approved by a local ethics committee and in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements continue to apply. In addition to the requirements below, the Medical Device Reporting regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Additional regulatory requirements include:

●	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;
●

QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;
●	clearance of product modifications that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;
●	approval of product modifications that affect the safety or effectiveness of one of our approved devices;
●	post-approval restrictions or conditions, including post-approval study commitments;
●	post-market surveillance regulations, which apply, when necessary, to protect the public health or to provide additional safety and effectiveness data for the device;
●	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;
●	regulations pertaining to voluntary recalls; and
●	notices of corrections or removals.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the United States Federal Trade Commission, or FTC, and by state regulatory and enforcement authorities. Promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. Furthermore, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved or uncleared use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Failure by us or by our third-party manufacturers and suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
●	customer notifications or repair, replacement, refunds, recall, detention or seizure of our marketed products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;
●	withdrawing 510(k) clearances or PMA approvals that have already been granted;
●	refusal to grant export approval for our marketed products; or
●	criminal prosecution.

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things: Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies; Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934; Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings; Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and Exemption from registration by a non-reporting company offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and such sales are exempt from state law registration, documentation or offering requirements. In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period; or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The Company meets the definition of an emerging growth company will be affected by some of the changes provided in the JOBS Act and certain of the new exemptions. The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below. Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company.

Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act goes on to exempt emerging growth companies from the requirements in 1934 Act § 14A(e) for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a road show.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Legal Proceedings

There are no pending, threatened or actual legal proceedings in which the Company is a party.

Agreement with Tiber Creek Corporation

The Company entered into an agreement with Tiber Creek Corporation (“Tiber Creek”) whereby Tiber Creek would provide assistance in effecting transactions for the Company to become a public company, including the preparation and filing a registration statement with the Securities and Exchange Commission, assistance with applicable state requirements, advise and assistance on listing its securities on a trading exchange, assistance in establishing and maintaining relationships with market makers and broker-dealers and assistance in other transactions, marketing and corporate structure activities available at that time.

 Subsidiaries

The Company has no subsidiaries.

Reports to Security Holders

In June 2014 the Company (as Pretty Valley Acquisition Corporation) filed a Form 10-12G general registration of securities pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Company’s documents filed with the Securities and Exchange Commission may be inspected at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001610764.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements for the year ended December 31, 2015 that appear elsewhere in this registration statement.

 This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes”, “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.  For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 5.

Overview

Amchi Gendynamy Science Corporation is an early-stage development company specializing in genome dynamics editing and application. The Company is researching, designing and developing an experimental genome dynamic repair treatment based on the dynamic principle of genetic editing theory, utilizing electrical frequencies and a special acoustic waves, which the founder of the  company  has took over 20 year to study on dynamic principle of genetic editing to discover the right multiple frequency, how they work on Genome mutation,  to help repair DNA and RNA that may have been incorrectly encoded due to offsetting energy through the genome editing process.  The Company has completed several therapy sessions with individuals in China with some success in rehabilitating and in the prevention of various hereditary genetic diseases, especially in Diabetes, including hypertension. Wisdom Qiao, our CEO, director and principal shareholder, is a leader in the field of precise energy genome therapy and in other categories such as genome dynamic editing program, biotech and life sciences. After 20 years of dedicated research, Wisdom Qiao‘s team is confident that genome dynamic repair system is ready to be commercialized for its effectiveness on Diabetes. The Company will start another 10 diabetes case study in May 2016. The therapy protocol or its energy treatment will be proved by the scientific and medical communities by the report of case study. The Company’s research is in its very early stages and there is no assurance that its therapy protocol or its energy devices will ever be able to be proved and accepted by the scientific and medical communities.

The Company was incorporated on May 20, 2014, under the laws of the state of Delaware to engage in any lawful corporate undertaking, including, but not limited to selected mergers and acquisitions. The Company has been in the developmental stage since inception and its operations to date have been limited to issuing shares to its original shareholders.

In June, 2014, Pretty Valley Acquisition Corporation filed a registration statement with the Securities and Exchange Commission on Form 10-12g pursuant to Securities Exchange Act of 1934 and became a public reporting company. The Company operated as a shell company until October, 2015.

On October 15, 2015, the Company effected a change in control of Pretty Valley Acquisition Corporation. As part of that change in control, the then officers and directors of Pretty Valley resigned; the Company redeemed 19,500,000 shares of the then 20,000,000 shares of common stock outstanding. Wisdom Qiao was appointed the sole officer and director of the Company and the Company issued 20,000,000 shares of common stock to Ms. Qiao for $2,000. In addition, the Company changed its name to Amchi Gendynamy Science Corporation.

Subsequent to the change in control, on January 15, 2016 the Company issued 26,707,994 shares of its common stock to 37 shareholders for a total purchase price of $647,610 pursuant to an exemption from registration under Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The funds raised are being used towards the working capital requirements of the Company.

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. We funded our operations in 2015 primarily through the financial support from our officers and shareholders. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. We incurred a net loss of $101,024 for the year ended December 31, 2015, provided net cash in operating activities of $9,792, had a working capital deficit of $110,380, and has an accumulated deficit of $101,731 as of December 31, 2015. These factors, among others raise a substantial doubt regarding the Company’s ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Results of Operations

Year Ended December 31, 2015 and 2014

Revenue

We have not earned revenues from providing genome repair services for the years ended December 31, 2015 and 2014, respectively. We do not expect to earn revenues from genome repair service for at least the next twelve months. We may never generate revenues and we may never succeed in commercializing any other products or services.

Operating Expenses

Operating expenses for the year ended December 31, 2015 were $101,024 compared to $707 for the period from May 20, 2014 (inception) to December 31, 2014. Operating expenses increased by $100,317 in 2015 primarily due to the increase in general and administrative expense primarily due to the legal and consulting fees of $85,000 recorded in providing assistance in effecting transactions for the Company to become a public company, including the preparation and filing a registration statement with the Securities and Exchange Commission, assistance with applicable state requirements, advice and assistance on listing its securities on a trading exchange, assistance in establishing and maintaining relationships with market makers and broker-dealers and assistance in other transactions, marketing and corporate structure activities available at that time; $12,124 in legal fees for applying for visa packages for obtaining immigration to United States of America; and approximately $3,900 for general office and travel expenses. We expect that general and administrative expenses will increase materially as we operate as a public company. These increases will likely to include salaries and related expenses, legal and consulting fees, accounting and audit fees, director fees, increased directors’ and officers’ insurance premiums, fees for investor relations services, enhanced business and accounting systems, and other costs associated with operations.

Six Months Ended June 30, 2016 and 2015

Revenue

We have not earned revenues from providing genome repair services since inception of May 20, 2014 (inception) to June 30, 2016, respectively. We do not expect to earn revenues from genome repair service for at least the next twelve months. We may never generate revenues and we may never succeed in commercializing any other products or services.

Operating Expenses

Operating expenses for the six months ended June 30, 2016 were $116,876 compared to $0 for the same comparable period in 2015. Operating expenses increased by $116,876 for the six months ended June 30, 2016 due to the increase in general and administrative expense primarily due to the audit fees of $23,062 incurred for the audit of financial statements of the Company for the years ended December 31, 2015 and 2014, respectively; payroll expenses of $46,000; consulting fees of $21,395 recorded in providing assistance in preparing business plans of the Company and filing of regulatory reports; product development costs of $7,400, and approximately $18,900 for general office and travel expenses. We expect that general and administrative expenses will increase materially as we operate as a public company. These increases will likely to include salaries and related expenses, legal and consulting fees, accounting and audit fees, director fees, increased directors’ and officers’ insurance premiums, fees for investor relations services, enhanced business and accounting systems, and other costs associated with operations.

Liquidity and Capital Resources

Since our inception, our operations have been primarily financed through funding from the officers and shareholders. Our Dynamic Repair Device is a product candidate still in development, and, to date, we have conducted many human studies and other preclinical work with to that product candidate. The first stage case study is done by donation at Wulumuqi of China, mostly among friends and relatives. Our Dynamic Repair Device will require additional development and testing, and at present, we are focusing most of our efforts and resources on the second stage of clinical study. The second stage case study will be done by third parties according to the case study regulation for a large size of volunteers in China and US requirement. There can be no assurance that our development efforts will successfully reach expected results or that the Dynamic Repair Device will have the capabilities we expect. We have incurred operating losses in each year since our inception and we expect to continue to incur operating losses into the foreseeable future as we advance the ongoing development of our Dynamic Repair Device. Even if our plans and projects are successfully initiated, there can be no assurance that such plans and projects will have any commercial success or advantage. Also, there is no assurance that our initiatives will perform as intended in the marketplace.

As of June 30, 2016, we had $324,386 of cash compared to $59,837 at December 31, 2015. We believe that our existing capital resources will not be sufficient to meet our projected operating requirements for at least the next 12 months and we will need to raise additional capital. Based on our operating plan, we will need additional funds to meet operational needs and capital requirements for product development and commercialization. The Company estimates to spend a minimum of $2 million for development of its initial Dynamic Repair Device. In addition, the Company plans to conduct clinical research studies in US and China once the prototype of repair device is developed and ready for beta testing. The Company will be requiring additional funding of approximately $7 million for obtaining regulatory approvals, clinical trials and studies in US and China, hire management teams for product development, marketing and administration. We currently have no credit facility or committed sources of capital. To fund future operations we will need to raise additional capital.

Funding may not be available to us on acceptable terms or at any terms. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of, or even suspend development of our initial Dynamic Repair Device. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our Dynamic Repair Device and future revenue streams, and we may have to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

The accompanying financial statements for the years ended December 31, 2015 and 2014 and for the six months ended June 2016 and 2015 have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have continuing net losses and minimal or negative cash flows from operating activities. In addition, we have deficiencies in working capital as of most of the balance sheet dates. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. These circumstances caused our independent registered public accounting firm to include an explanatory paragraph in their report dated April 14, 2016, regarding their concerns about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to obtain additional financing as may be required to fund current operations. Management’s plans include selling its equity securities and obtaining debt or other financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2016 was $232,848, which resulted primarily from the loss of $116,830, decrease in prepaid expenses of $7,400, increase in other current asset of $148,571, decrease in accounts payable of $10,000, increase in accrued liabilities of $5,153 and increase in officer’s compensation of $30,000.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2016 was $497,397, primarily due to cash proceeds from sale of common stock of $587,210, cash proceeds from a related party of $2,500 to settle Amchi’s obligation of a consultant, and cash paid to the related party of $92,313 against cash advances previously received.

As a result of the above activities, we experienced a net increase in cash and cash equivalents of $264,549 for the six months ended June 30, 2016. Our ability to continue as a going concern is still dependent on our success in obtaining additional financing from investors or from sale of our common stock.

Alternative Financial Planning

The Company has no alternative financial plans at the moment. If the Company is not able to successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), the Company will not be able to implement its business plan as a going concern .

Equipment Financing

The Company has no existing equipment financing arrangements.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements which we have prepared in accordance with U.S. generally accepted accounting principles. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We have identified the following accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results could differ from these estimates and such differences could be material.

While our significant accounting policies are described in more detail in Note 2 of our annual consolidated financial statements included in this Annual Report, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

JOBS Act Accounting Election

Pursuant to the JOBS Act of 2012, as an emerging growth company, the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the FASB or the rules of the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible as different or revised standards may be used.

Fair value of Financial Instruments and Fair Value Measurements

ASC 820, “ Fair Value Measurements and Disclosures”,  requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable, accrued liabilities, payable to related parties and short term advances. Pursuant to ASC 820 and ASC 825, “ Financial Instruments” , the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning. Accordingly, the Company is considered to be in the development stage. The Company has not generated revenues from its operations, and it will not commence generating revenues until 2017.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B. We did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special-purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsidiaries

The Company has no subsidiaries.

Potential Revenue

The Company intends to earn revenue from providing its genome repair services in 2017 to generate revenue

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning. Accordingly, the Company is considered to be in the development stage. The Company has not generated revenues from its operations, and it will not commence generating revenues until 2017.

The Company’s activities have moved into the operations starting stage, and the Company anticipates that it will generate revenues in 2017, according to its business plan. The Company will need additional capital, but there is no assurance that the Company will be able to obtain such capital on terms satisfactory to the Company. Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company will be unable to implement its business plans and proposed operations unless it obtains additional financing or otherwise is able to generate revenues and profits. The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position and office Presently Held	Director Since
Wisdom Qiao*	60*	President, CEO, CFO/Secretary and Director	2015
Zhiwei Qiao*	58*	Director	2015
Wengling Zhang	47	Director	2015

* Zhiwei Qiao is Ms. Qiao’s brother.

Wisdom Qiao serves as President, CEO, CFO/Secretary and Director of the Registrant. Wisdom Qiao serves as the sole director and officer of the Registrant. She is a scientist and successful entrepreneur. Ms. Qiao graduated from China's Huaxi Medical University undergraduate program. She spent two years in the China Army Secondary Medical University pharmacokinetic, no degree and served as the chief pharmacist in the China Army Chengdu General Hospital. Since 2003, Ms. Qiao has worked on research and development of the gene dynamic principal and gene editing. Through her research, she discovered the dynamic principle of gene editing under DNA equations and created the new theory as Microdynamism. As an entrepreneur, during the 1990s, Ms. Qiao worked Prudential Securities and Merrill Lynch in Hong Kong and the U.S.

Zhiwei Qiao serves as a Director of the Registrant. He graduated from the Chinese People's Liberation Army Air Force Political Academy. He is an excellent army news reporter, and was transferred to the Sichuan provincial government secretary. He is familiar with China's investment and business environment. He had experiences from government to enterprises. He was a real estate company's founders, also invested in new pipelines plant. Known as China's commercial policies, laws and regulations, more than two decades of Chinese enterprise management and government work experience, established a deep network of people based on the government's public relations.From 1997 to 2007, he was the President and owner of China Tintian Investment Group, a manufacturer of oil pipes in China. From 2008 until 2016 he was vice president of Everasion Capital, a private investment company. He is the current head of the China operations for the Company. His passion, his wisdom, his government experience, and his management of practical experience, help Amchi China ensure the success of the company. His experience with investments will also help the Company as it becomes a public company.

Wengling Zhang serves as Director of the Registrant. Ms. Zhang is also director of operations for the Company’s marketing and development. She joined Everrich (BVI) as deputy general manager and chief operating officer in 2010, and was responsible for the administration of the entire company and daily operation and management , outreach and cooperation and investment financing. Three departments that Ms. Zhang, managed are A) Administrative Operations, is responsible for looking for case studies and operational sites, and is responsible for the design and decoration, routine administrative matters related to the management and staff places; B) PR & External Cooperation Department, responsible for liaison with the media , publishing facility and all kinds of potential partners; C) Investment and finance Department , is responsible for the company's research and development operations to find the right investors , and to participate in the company's public and private work.

Ms. Wang, Xianmin and Ms. Zhang are the founding partners with Wisdom in the dynamics of human genes; they are working in their respective fields of expertise. Ms. Zhang has popularized Wisdom’s Gen Dynamic Theory, and also successfully published two articles in the magazine of Scientific Chinese in February 2015. In May 2015, THE DYNAMIC ORIGIN OF GENE EDITING AND THE DYNAMIC PRINCIPLE OF GENE EDITING. Scientific Chinese Scientific Chinese magazine is under China Association for Science and Technology and managed by China Association of Science and Technology news. Every year there are 50,000 booked, and each one of the publication will present to China Academy of Engineering and China Academy of Science. The principles of China respectable universities. Deputies to national two sessions. Academic degrees committee of state council ministry of science and technology and so on. See at Google. These are peer reviewed articles. In May 2015, Miss Zhang organized company official attended the Cosmic String Theory international conference held in Hong Kong. And in these years she has been promoting research activities on this theory, while working with one of world’s largest genetic testing company in China to find a suitable place in California as a rehabilitation center, and the need to take advantage of its experience accumulated in the past for the United States to create a rehabilitation center for experimental research and case good environment, including, but not limited to interior design, selection of materials, configuration, and lighting music. Ms. Zhang graduated from the China university of Science & Tech Management in 1989. From 1990 to 1999 she was engaged in film and television media, participating in and leading many large-scale documentary filming and production, and established her own cooperative team and customer base. In 2000, she founded the “Beijing Science and Technology Co., Ltd. She serves as the legal and Managing Director, and serves in Hong Kong "LUCK COME CORPORATION LIMIED" as a Director since 2013.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company’s board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that there are no independent directors.

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, during the past ten years, none of the following occurred with respect to our sole director and executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a Federal or State securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or State securities or commodities law or regulation or any law or regulation respecting financial institutions or insurance companies or prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their successors are elected or appointed in accordance with our bylaws.  Our officers are appointed by our board of directors and at the discretion of the board.

Significant Employees

We have no significant employees other than our sole officer and director described above.

Conflicts of Interest

We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of our officers and directors.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors.

Audit Committee Financial Expert

We do not have an “audit committee financial expert”.  We believe that the cost related to retaining such a financial expert at this time is prohibitive.  Further, because we are in the exploration stage of our business operations, we believe that the services of an audit committee financial expert are not warranted at this time.

Role and Responsibilities of the Board

The Board of Directors consisting of three directors who oversees the conduct and supervises the management of our business and affairs pursuant to the powers vested in it by and in accordance with the requirements of the Delaware Corporation Law. The Board of Directors will hold occasional meetings to consider particular issues or conduct specific reviews whenever deemed appropriate.

The Board of Directors considers good corporate governance to be important to the effective operations of the Company. Our directors are elected at the annual meeting of the stockholders and serve until their successors are elected or appointed.  Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

 Discussion of Compensation Table

The Company has not paid any compensation to date. The Company anticipates that it will commence payment of compensation beginning in the second quarter of 2016. No officer or director received any salary or stock or stock awards in 2015.

 Employment Agreements

The Company has not entered into employment agreements with any of its employees or officers.

Stock Option Plan

We do not have a stock option plan although we may adopt one or more such plans in the future.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth each person known by the Company to be the officer or director of the Company or a beneficial owner of five percent or more of the Company's common stock as of September 15, 2016. The Company does not have any compensation plans. Except as noted, the holder thereof has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Stock(1)

Wisdom Qiao CEO, CFO, Secretary Director	220,000,000	91%

Zhiwei Qiao Director	100,000	*

Wengling Zhang Director	5,000,000	2%

All Executive Officers and Directors as a Group (3 Persons)	225,100,000	97%

* Less than 1%

(1) Based upon 247,207,994 shares outstanding as of the date of this offering.

(2) The address for all officers and directors listed above is: 1809 Pritchard Way, Hacienda Heights CA 91745

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy and James McKillop, selling shareholders of the Company, were both former officers and directors of the Company. Mr. Cassidy and Mr. McKillop were involved with the Company prior to the change in control and may be considered promoters of the Company. Messrs. Cassidy and McKillop each initially owned 10,000,000 shares of common stock of the Company for which each paid $1,000. As part of the change of control, Messrs. Cassidy and McKillop each consented to the redemption of 9,750,000 shares of the common stock held by each of them for a redemption price of $975 each.

On September 16, 2015, the Company issued 20,000,000 shares of its common stock for $2,000 to Wisdom Qiao.

As the initial shareholder/officer of the Company, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the corporate documents and preparation of the initial registration statement. Mr. Cassidy continues to provide legal services to the Company through its arrangement with Tiber Creek Corporation in the preparation of this registration statement and assistance in preparation of certain of its filings required pursuant to the Securities Exchange Act of 1934.

On September 16, 2016, Everrich Global Investments Limited (“Everrich”), an entity controlled by the Chief Executive Officer of the Company (the “Officer”), entered into an agreement with Tiber Creek Corporation (“Tiber Creek”), an entity controlled by the founders of the Company, to provide legal services and consulting services relating to facilitating introductions and arrange meetings with professionals in the brokerage and financial communities. In full satisfaction of these services of Tiber Creek, Everrich agreed to pay a non-refundable consideration of $85,000 in legal and professional fees to Tiber Creek. The Company has recorded such fee expense of $85,000 as of December 31, 2015. The Officer has paid on behalf of the Company $70,000 of the consideration to Tiber Creek during 2015 and the remaining $15,000 is recorded as accounts payable as of December 31, 2015.

On January 15, 2016, Mr. Qiao and Ms. Zhang were two of 37 individuals that purchased a total of 26,707,994 shares of the Company in a Regulation S Offering. Mr. Qiao and Ms. Zhang purchased 100,000 and 5,000,000 shares respectively, for _________________________.

On January 26, 2016, the Company’s Board of Directors approved and ratified the assignment (the “Assignment”) by the Officer of her entire right, title and interest in a patent application entitled “DYNAMIC RECOVERY AND THERAPY SYSTEM” (the “Invention”) in exchange for 200,000,000 shares of the Company’s common stock. Pursuant to the Assignment, on January 26, 2016, the Company issued 200,000,000 shares of its common stock to its Officer. The Invention is a massage device with predetermined patterns, pressures and methods, designed to provide health benefits to improve physical fitness, reduce blood pressure, reduce glucose levels and enhance sleep.

The Officer has occasionally provided short term advances to the Company for opening its bank accounts and payments to vendors for performing services to the Company. The short term advances are non-interest bearing, unsecured and due on demand. The Company is indebted to the Officer for $102,172 and $0 due and payable as of December 31, 2015 and 2014, respectively.

There is currently no public market for the Company's securities.

At such time as it qualifies, the Company may choose to apply for quotation of its securities on the OTC Bulletin Board.

The OTC Bulletin Board is a dealer-driven quotation service. Unlike the Nasdaq Stock Market, companies cannot directly apply to be quoted on the OTC Bulletin Board, only market makers can initiate quotes, and quoted companies do not have to meet any quantitative financial requirements. Any equity security of a reporting company not listed on the Nasdaq Stock Market or on a national securities exchange is eligible.

Since inception, the Company has sold securities which were not registered as follows:

DATE	NAME	NUMBER OF SHARES

May 20, 2014	James Cassidy	10,000,000
		(9,750,000 redeemed 10/14/2015)

May 20, 2014	James McKillop	10,000,000
		(9,750,000 redeemed 10/14/2015)

October 15, 2015	Wisdom Qiao	20,000,000

January 15, 2016	37 Shareholders	26,707,994

January 26, 2016	Wisdom Qiao	200,000,000

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 27,207,994 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The Selling Shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The Selling Shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.00 per share, until the close of the Offering.

We completed an offering of 26,707,994 shares of our Common Stock for an aggregate purchase price of $647,610 to a total of 37 purchasers which was completed on January 15, 2016.  These shares were issued pursuant to Regulation S of the Securities Act.  Two of the 39 Selling Shareholders purchased their shares upon formation of the Company as founders. The shares were issued pursuant to section 4(2) of the Act.

The Company issued 10,000,000 shares on May 20, 2014 to each of Tiber Creek Corporation (“TCC”) and ABN Bridge Corporation (“ABN”) of which all but 500,000 shares were redeemed pro rata on October 15, 2015. TCC and ABN are wholly-owned by James Cassidy and James McKillop, respectively.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be “underwriters” under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Owned and Percent of Total Outstanding After Completion of this Offering(1)
Sun Ping	5,000	5,000	0	0%
Wenling Zhang	5,000,000	5,000,000	0	0%
Xianying Wang	1,000,000	1,000,000	0	0%
Xiang Li	9,000,000	9,000,000	0	0%
Wanfu Li	10,000	10,000	0	0%
Ruchang Wang	10,000	10,000	0	0%
Tao Li	50,000	50,000	0	0%
Miao Li	1,000,000	1,000,000	0	0%
Hui Chen	166,667	166,667	0	0%
Shanqin Yu	166,667	166,667	0	0%
Jungjung Chen	10,000	10,000	0	0%
Qinhong Zhang	10,000	10,000	0	0%
Chunpeng Zhang	60,000	60,000	0	0%
Chun Yan Zhang	60,000	60,000	0	0%
Xiaoli Gao	166,660	166,660	0	0%
Kenneth Huang	168,000	168,000	0	0%
Jian Tang	5,000	5,000	0	0%
Yue Shen	5,000	5,000	0	0%
Zhilan Qiao	10,000	10,000	0	0%
Fugeng Ni	10,000	10,000	0	0%
Zhijun Qiao	10,000	10,000	0	0%
Cheng Yu Sun	10,000	10,000	0	0%
Weixue Zhang	10,000	10,000	0	0%
Jjinghua Bai	50,000	50,000	0	0%
MacArthur Watson	9,000,000	9,000,000	0	0%
Zhiwei Qiao	100,000	100,000	0	0%
Zhiyi Qiao	10,000	10,000	0	0%
Peng Yue	100,000	100,000	0	0%
Jun Tao	10,000	10,000	0	0%
Rufen Wang	10,000	10,000	0	0%
Fang Du	10,000	10,000	0	0%
Xiuling Li	10,000	10,000	0	0%
Shixiang Xu	200,000	200,000	0	0%
Yanyu Wu	50,000	50,000	0	0%
Hui Cao	200,000	200,000	0	0%
Qingyun Guo	10,000	10,000	0	0%
Hua Qing	5,000	5,000	0	0%
Tiber Creek Corporation (2)	250,000	250,000	0	0%
ABN Bridge Corporation (3)	250,000	250,000	0	0%
Total	27,207,994	27,207,994	0	0%

*	Less than 1%.
(1)	Based on 247,207,994 shares outstanding as of the date of this prospectus.
(2)	Tiber Creek Corporation provides certain services to the Company as discussed herein. Mr. James Cassidy is the president, a director and the sole shareholder of Tiber Creek Corporation, and thus may be deemed the beneficial owner of the shares held by Tiber Creek Corporation.
(3)	ABN Bridge Corporation works with Tiber Creek Corporation to provide services to the Company. Mr. James McKillop is the sole shareholder of ABN Bridge Corporation, and thus may be deemed the beneficial owner or the shares held by ABN Bridge Corporation.

DESCRIPTION OF SECURITIES

Capitalization

Pursuant to the Company's certificate of incorporation and amendments thereto, the Company is authorized to issue 500,000,000 shares of common stock, par value $0.0001, of which 247,207,994 shares are outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which none have been designated or issued.

Common Stock

The Company is registering 27,207,994 shares of common stock offered for sale the holders thereof (selling shareholders) at an offering price of $1.00 per share.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Articles of Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

The Company has 20,000,000 authorized undesignated shares of preferred stock. As of date hereof, no designation of any series of preferred stock has been created and no shares have been issued. The board of directors is has the authority to effect a series of preferred stock and designate the rights and preferences thereto.

Market Price

There is no public market for the Company’s common stock and there is no market price for the Company's common stock.

Admission to Quotation on the OTC Bulletin Board

If and when the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. There is no assurance that the Company will ever meet such qualifications. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

If the Company is not able to qualify for quotation on the OTC Bulletin Board or for other reasons, the Company may elect to have its securities initially traded in the OTC Markets Group Inc. (formerly the Pink OTC Markets, aka the "Pink Sheets"). The OTC Markets Group Inc. is the largest electronic marketplace for broker-dealers to trade unlisted stocks. In general there is greater liquidity for traded securities on the OTC Bulletin Board. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Shares Eligible for Future Resale

There is no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering, based on our outstanding shares as of August 31, 2016, we will have outstanding an aggregate of 247,207,994 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this Prospectus forms a part, the 27,207,994 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The remaining 220,000,000 restricted shares of common stock to be outstanding are owned by our Officers and Directors, each known as our "affiliate," and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or Regulation S under the Securities Act, if available, or otherwise.

Rule 144

Certain outstanding shares of our common stock which are not included in this prospectus may be eligible for sale in the public market under Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements of the Exchange Act for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

In the event that the registration statement of which this prospectus is a part lapses for any reason (the Company is required to maintain its effectiveness for two years after the effective date), all currently outstanding shares of common stock will be subject to resale pursuant to Rule 144, subject to the limitations described herein.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of securities of the same class then outstanding; or
●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, that, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least three months before the sale.

However, since our common stock, if it begins trading at all, will be traded over the counter, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(i), as amended, states that Rule 144 is not available for the resale of securities initially issued by a former shell company:

●

Until one year after the issuer has filed current “Form 10” information (i.e., the information that would be required if the company were filing a general form for registration of securities on Form 10 under the Exchange Act, which is in many ways similar to the information about the company that would be filed in a registration statement on Form S-1) with the SEC reflecting its status as an entity that is no longer a shell company; and

●	Unless the issuer of shares is current on all reports and other materials required to be filed with the SEC during the 12 months before the shareholder sells the shares.

Transfer Agent

It is anticipated that Action Stock Transfer, 2469E Fort Union Blvd, Suite 214, Salt Lake City UT 84121 will act as transfer agent for the common stock of the Company.

Dividends

The Company has not paid any dividends to date.

LEGAL MATTERS

Cassidy & Associates, Newport Beach, California, has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company.

EXPERTS

The financial statements of our company included in this prospectus and in the registration statement for the year ended December 31, 2015 and 2014 have been audited by Anton & Chia, LLC, independent registered public accounting firm, Newport Beach, California to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant.  Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s Certificate of Incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification. Section 145 of the Delaware General Corporation Law ("DCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Certificate of Incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Amchi Gendynamy Science Corporation.

We have audited the accompanying balance sheet of Amchi Gendynamy Science Corporation (formerly Pretty Valley Acquisition Corporation) (the "Company") as of December 31, 2015 and 2014, and the related statement of operations, stockholders' deficit, and cash flows for the year ended December 31, 2015 and for the period from May 20, 2014 (Inception) through December 31, 2014. Amchi Gendynamy Science Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amchi Gendynamy Science Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015 and for the period from May 20, 2014 (Inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1, which includes the raising of additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, CA

April 14, 2016

Amchi Gendynamy Science Corporation

Balance Sheets

	December 31, 2015	December 31, 2014
ASSETS

Current Assets
Cash and cash equivalents	$59,837	$-
Prepaid expense	7,400	-
Total Current Assets	67,237	-

Other assets:
Patent and Trademark	10,400	-

Total Assets	$77,637	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$15,000	$-
Payable to related party	102,172	-
Short term advances	60,445	-
Total Current Liabilities	177,617	-

Total Liabilities	177,617	-

Commitments and contingencies (Note 5)

Stockholders' Equity (Deficit)
Preferred Stock, $0.0001 par value, 20,000,000 shares were authorized; none issued and outstanding at December 31, 2015 and 2014.
Common stock, $0.0001 par value, 500,000,000 shares authorized; 20,500,000 shares 20,000,000 shares issued and outstanding at December 31, 2015 and 2014, respectively	2,050	2,000
Discount on common stock	(2,050)	(2,000)
Additional paid in capital	1,751	707
Deficit accumulated during development stage	(101,731)	(707)
Total Stockholders' Equity (Deficit)	(99,980)	-

Total Liabilities and Stockholders' Equity	$77,637	$-

The accompanying notes are an integral part of these financial statements.

Amchi Gendynamy Science Corporation

Statements of Operations

	For the year ended December 31, 2015	For the period from May 20, 2014 (Inception) to December 31, 2014

Revenue	$-	$-

Cost of revenue	-	-

Gross profit	-	-

Operating expenses
General and administrative	101,024	707
Total operating expenses	101,024	707

Operating loss from operations	(101,024)	(707)

Other income (expenses)	-	-

Loss from operations before income taxes	(101,024)	(707)

Provision for income tax	-	-

Net loss	$(101,024)	$(707)

Basic and diluted net loss per share	$(0.01)	$(0.00)

Weighted average number of shares outstanding	20,052,055	20,000,000

The accompanying notes are an integral part of these financial statements.

Amchi Gendynamy Science Corporation

Statement of Changes in Shareholders' Equity (Deficit)

	Common Shares		Discount on	Additional	Accumulated
	Number	Par Value	Common Stock	Paid-in Capital	Deficit	Total
Balance - May 20, 2014 (inception)	-	$-	$-	$-	$-	$-
Issuance of shares to founders	20,000,000	2,000	(2,000)	-	-	-
Contribution of capital	-	-	-	707	-	707
Net loss	-	-	-	-	(707)	(707)
Balance - December 31, 2014	20,000,000	2,000	(2,000)	707	(707)	-

Redemption of shares	(19,500,000)	(1,950)	1,950	-	-	-
Issuance of shares as a result of change in control	20,000,000	2,000	(2,000)	-	-	-
Contribution of capital	-	-	-	1,044	-	1,044
Net loss	-	-	-	-	(101,024)	(101,024)
Balance - December 31, 2015	20,500,000	$2,050	$(2,050)	$1,751	$(101,731)	$(99,980)

The accompanying notes are an integral part of these consolidated financial statements.

Amchi Gendynamy Science Corporation

Statements of Cash Flows

	For the year ended December 31, 2015	For the period from May 20, 2014 (Inception) to December 31, 2014

Cash Flows from Operating Activities
Net loss	$(101,024)	$(707)
Adjustment to reconcile net loss to net cash provided by operating activities:
Expenses paid by stockholder and contributed as capital	1,044	707
Changes in operating assets and liabilities
Prepaid expense	(7,400)	-
Accounts payable	85,000	-
Payable to related party	32,172	-
Net cash provided by operating activities	9,792	-

Cash Flows from Investing Activities:
Cash paid for patents and trademarks	(10,400)	-
Net cash used in investing activities	(10,400)	-

Cash Flows from Financing Activities:
Cash proceeds from short term advances	60,445	-
Net cash provided by financing activities	60,445	-

Net increase in cash and cash equivalents	59,837	-

Cash and cash equivalents, beginning of the period	-	-

Cash and cash equivalents, end of the period	$59,837	$-

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Settlement of accounts payable by related party	$102,173	$-
Discount on common stock	$50	$-

The accompanying notes are an integral part of these consolidated financial statements.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

As used herein and except as otherwise noted, the term “Company”, “it(s)”, “our”, “us”, “we” and “Amchi” shall mean Amchi Gendynamy Science Corporation, a Delaware corporation.

Amchi Gendynamy Science Corporation (formerly Pretty Valley Acquisition Corporation ("Amchi Gendynamy" or the "Company") was incorporated on May 20, 2014 under the laws of the state of Delaware to engage research and develop Dynamic recovery and therapy system, we will concentrated on develop the theory and application of Dynamic recovery and therapy Device, will continue to commercialize such Device around the world. We own the technology of Dynamic recovery and therapy technology, not bought for the others.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet generated any revenue and has sustained operating losses since inception to date and allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company incurred a net loss of $101,024 for the year ended December 31, 2015, provided net cash in operating activities of $9,792, had a working capital deficit of $110,380, and has an accumulated deficit of $101,731 as of December 31, 2015. These factors, among others raise a substantial doubt regarding the Company’s ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments to reflect the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following summary of significant accounting policies of the Company is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are the representation of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP") in all material respects, and have been consistently applied in preparing the accompanying financial statements.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates of valuation of equity instruments. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions. The Company did not have cash equivalents as of December 31, 2015 and 2014, respectively.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of December 31, 2015.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertain Income Tax Positions.” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

Earnings (Loss) Per Common Share

The Company computes net earnings (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted net earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible note and preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At December 31, 2015 and 2014, there were no convertible notes, options or warrants available for conversion that if exercised, may dilute future earnings per share.

Fair value of Financial Instruments and Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable, payable to a related party and short term advance. Pursuant to ASC 820 and ASC 825, “Financial Instruments”, the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Patents and Trademarks

Patents and trademarks which are stated at cost, relate to the cost of applications submitted for obtaining patent and trademark of our Dynamic Repair Device, a non-invasive treatment device. Cost is based on third party expenditures for patent applications. We will begin amortizing our patents and trademarks over their estimated remaining useful life when we begin revenue-producing activities. We will determine the useful lives of patents and trademarks after considering the specific facts and circumstances related to each such asset. Factors we consider when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, our long-term strategy for using the asset, any laws or other local regulations that could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. As of December 31, 2015, the Company expended $10,400 in costs for submitting the application for patents and trademarks.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

New Accounting Pronouncements

In May 2014, and later amended in August 2015, the Financial Accounting Standards Board (“FASB”) issued new Accounting Standards Update (“ASU”) regarding revenue recognition under GAAP. This new guidance will supersede nearly all existing revenue recognition guidance and, and is effective for public entities for annual and interim periods beginning after December 31, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of this new guidance on the Company’s financial statements.

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements Going Concern”, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the Company’s financial statements.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted.  The guidance is not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

The Financial Accounting Standards Board issues Accounting Standard Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

On September 16, 2016, Everrich Global Investments Limited (“Everrich”), an entity controlled by the Chief Executive Officer of the Company (the “Officer”), entered into an agreement with Tiber Creek Corporation (“Tiber Creek”), an entity controlled by the founders of the Company, to combine Everrich with a United States reporting company (the “Company”). Upon the change in control of the Company, the existing shareholders of Tiber Creek will retain 500,000 common shares of the Company for continuing as consultant compensation and the remaining outstanding shares will be returned to the Company (Note 6). In full satisfaction of the services of Tiber Creek, Everrich will pay a non-refundable consideration of $85,000 in legal and professional fees to Tiber Creek. The Company has recorded the legal fees expense of $85,000 as of December 31, 2015. The Officer has paid on behalf of the Company $70,000 of the consideration to Tiber Creek during 2015 and the remaining $15,000 is recorded as accounts payable as of December 31, 2015.

The Officer has occasionally provided short term advances to the Company for opening its bank accounts and payments to vendors for performing services to the Company. The short term advances are non-interest bearing, unsecured and due on demand. The Company is indebted to the Officer $102,172 and $0 due and payable as of December 31, 2015 and 2014, respectively.

NOTE 4 – DEPOSITS

As of December 31, 2015, the Company had received cash deposits of $60,445 for purchase of common shares pursuant to a prospective private placement. The private placement for sale of common shares took place in January 2016, and such deposits received were converted into equity by issuance of 218,000 shares of common shares to two investors (Note 8) as of the date of this report.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

If a loss is considered probable and the amount can be reasonable estimated, the Company recognizes an expense for the estimated loss. If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss if recovery is also deemed probable.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company’s capitalization at December 31, 2015 was 500,000,000 authorized common shares with a par value of $0.0001 per share, and 20,000,000 authorized preferred shares with a par value of $0.0001 per share.

Common stock

On May 20, 2014 the Company issued 20,000,000 shares of common stock at par value of $0.0001 per share to two directors and officers at a discount of $2,000.

On October 14, 2015 the Company effected a change in control and redeemed 19,500,000 shares of its then outstanding 20,000,000 shares of common stock upon the resignation of two directors (Note 3).

On October 15, 2015, the Company issued 20,000,000 shares of its common stock at par value, at a discount of $2,000, pursuant to Section 4(2) of the Securities Act of 1933 to Wisdom Qiao, Chief Executive Officer, the sole officer and director of the Company.

On October 20, 2015, the Company filed with the State of Delaware a certificate of amendment to its Certificate of Incorporation increasing its authorized shares of $.0001 par value common stock from 100,000,000 to 500,000,000 and authorizing 20,000,000 shares of preferred stock, $.0001 par value.

As a result of all common stock issuances, the total outstanding shares of common stock at December 31, 2015 were 20,500,000.

Preferred stock

At December 31, 2015, the Company had no shares of preferred stock issued or outstanding.

NOTE 7 - INCOME TAX

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate of 34% and 8.7% state income tax rate for Delaware for the years ended December 31, 2015 and 2014, respectively, to the income taxes reflected in the Statements of Operations:

	For the year ended December 31,
	2015	2014
Tax expense at statutory rate - federal	(34.00)%	(34.00)%
State tax expense, net of federal benefit	(5.74)%	(5.74)
Valuation allowance	39.74%	39.74%
Tax expense at actual rate	-	-

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2015 and 2014 are as follows:

	For the year ended December 31,
	2015	2014
Deferred tax assets and liabilities:
Net operating loss carry forward	$40,430	$281
Valuation allowance	$(40,430)	$(281)
Net deferred tax assets	-	-

Deferred income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.

At December 31, 2015 and 2014, the Company had net operating loss carry-forwards of approximately $101,700 and $700 resulting in deferred tax assets recorded of $40,430 and $281, respectively, which begin to expire in 2034. The Company has recorded a 100% valuation allowance on the deferred tax assets due to the uncertainty of its realization. The net change in the valuation allowance for the years ended December 31, 2015 and 2014 was an increase of $40,149 and $281, respectively.

In the normal course of business, the Company’s income tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessment by these taxing authorities. Accordingly, the Company believes that it is more likely than not that it will realize the benefits of tax positions it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with FASB ASC 740-10-15. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the company’s financial position. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2015, tax year 2014 remains open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred through the date and time our financial statements were issued for potential recognition or disclosure in the accompanying financial statements.

On January 15, 2016 the Company completed a private placement of 26,707,994 shares of its common stock to 37 investors (the “Investors”) for a total purchase price of $647,610. All of the sales were made in China and all of the Investors were residents of China. The Company has issued the share certificates to all 37 investors as of the date of this report. No commissions were paid. The Investors have acquired their shares for investment and not with a view toward distribution. All of the stock certificates issued to the Investors have been affixed with an appropriate legend restricting sales and transfers. Therefore, based on the foregoing, the Company has issued the shares in reliance upon the exemptions from registration provided by Section 4a (2) of the Securities Act of 1933 and/or Regulation S.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

December 31, 2015 and 2014

On January 26, 2016, the Company’s Board of Directors approved and ratified the assignment (the “Assignment”) by Wisdom Qiao, the CEO, director and principal shareholder of the Company, of her entire right, title and interest in a patent application entitled “DYNAMIC RECOVERY AND THERAPY SYSTEM” (the “Invention”) in exchange for 200,000,000 shares of the Company’s common stock. Pursuant to the Assignment, the Company has issued 200,000,000 shares of its common stock to Wisdom Qiao, the Company’s CEO, director and principal shareholder as of the date of this report. The shares are restricted and the certificates have been affixed with the appropriate legend restricting sales and transfers. The application was filed with the United States Patent Office on September 22, 2015. The Invention is a massage device with predetermined patterns, pressures and methods, designed to provide health benefits to improve physical fitness, reduce blood pressure, reduce glucose levels, enhance sleep and potentially reduce or eliminate tumor growth.

On February 11, 2016, the Company entered into a Product Design Service Agreement with Focus Product Design, a California corporation, to design product requirements, systems architecture, proof of concept ME and EE, part sourcing, product architecture, etc. for a fixed fee of $635,100. The agreement will continue to be effective until performed by Focus. The Company has paid to Focus Product Design $7,400 and recorded the expense as a prepaid expense in the accompanying financial statements as of December 31, 2015.

Amchi Gendynamy Science Corporation

Balance Sheets

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$324,386	$59,837
Prepaid expense	-	7,400
Other current asset	148,571	-
Total Current Assets	472,957	67,237

Other Assets:
Patent Rights and Trademark	30,400	10,400

Total Assets	$503,357	$77,637

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$5,000	$15,000
Accrued liabilities	5,153	-
Officer's compensation payable	30,000	-
Payable to related party	12,359	102,172
Deposits	-	60,445
Total Current Liabilities	52,512	177,617

Total Liabilities	52,512	177,617

Commitments and Contingencies (Note 6)

Stockholders' Equity (Deficit):
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding at June 30, 2016 and December 31, 2015, respectively	-	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 247,207,994 shares and 20,500,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	24,721	2,050
Discount on common stock	(2,050)	(2,050)
Additional paid in capital	646,735	1,751
Deficit accumulated during development stage	(218,561)	(101,731)
Total Stockholders' Equity (Deficit)	450,845	(99,980)

Total Liabilities and Stockholders' Equity	$503,357	$77,637

The accompanying notes are an integral part of these unaudited financial statements.

Amchi Gendynamy Science Corporation

Statements of Operations

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-

Cost of Revenue	-	-	-	-

Gross Profit	-	-	-	-

Operating Expenses:
General and administrative	70,660	-	116,876	-
Total Operating Expenses	70,660	-	116,876	-

Operating Loss From Operations	(70,705)	-	(116,876)	-

Other Income (Expenses)	21	-	46	-

Loss From Operations Before Income Tax	(70,639)	-	(116,830)	-

Provision For Income Tax	-	-	-	-

Net Loss	$(70,639)	$-	$(116,830)	$-

Basic and Diluted Net Loss Per Share	$(0.00)	$-	$(0.00)	$-

Weighted Average Number of Shares Outstanding	247,207,994	20,000,000	216,875,599	20,000,000

The accompanying notes are an integral part of these unaudited financial statements.

Amchi Gendynamy Science Corporation

Statements of Cash Flows

	For The Six Months Ended June 30,
	2016	2015
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(116,830)	$-
Adjustment to reconcile net loss to net cash provided by operating activities:
Expenses paid by stockholder and contributed as capital	-	-
Changes in operating assets and liabilities:
Prepaid expense	7,400	-
Other current asset	(148,571)	-
Accounts payable	(10,000)	-
Accrued liabilities	5,153	-
Officer's compensation payable	30,000	-
Net Cash Used in Operating Activities	(232,848)	-

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities:
Cash received from related party as advance	2,500	-
Cash paid to related party against advances	(92,313)	-
Cash proceeds from sale of common stock	587,210	-
Net Cash Provided by Financing Activities	497,397	-

Net Increase in Cash and Cash Equivalents	264,549	-

Cash and Cash Equivalents, Beginning of the Period	59,837	-

Cash and Cash Equivalents, End of the Period	$324,386	$-

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Conversion of deposits received into issuance of common stock	$60,445	$-
Assignment of patent and trademark in exchange of common stock	$20,000	$-

The accompanying notes are an integral part of these unaudited financial statements.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

June 30, 2016

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

As used herein and except as otherwise noted, the term “Company”, “it(s)”, “our”, “us”, “we” and “Amchi” shall mean Amchi Gendynamy Science Corporation, a Delaware corporation.

Amchi Gendynamy Science Corporation, formerly known as Pretty Valley Acquisition Corporation, was incorporated on May 20, 2014 under the laws of the state of Delaware. On June 18, 2014, Pretty Valley Acquisition Corporation filed a registration statement with the Securities and Exchange Commission on Form 10 by which it became a public reporting company. In September, 2015, the Company implemented a change of control by redeeming shares of existing shareholders, issuing shares to new shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the shareholders of the Company and its board of directors unanimously approved the change of the Company’s name from Pretty Valley Acquisition Corporation to Amchi Gendynamy Science Corporation. The Company has been formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

The Company is an early-stage development company using a special designed message machine along with acoustic wave to replace medicine and insulin to help diabetes patients to recovery from high blood sugar and medicine side effects. In China, Amchi is one of a few companies in the field of developing a physical method to treat Diabetes, utilizing electrical frequencies and special acoustic waves, which the founder of the Company has devoted many years in researching this Chinese traditional sound wave treatment. The Company has been working to determine what is the right multiple frequency, and how this frequency works on Diabetes to lower blood sugar. The Company’s research is in its early stages and there is no assurance that its therapy protocol or its energy devices will ever be able to be proved and accepted by the scientific and medical communities.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet generated any revenue and has sustained operating losses since inception to date and allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company incurred a net loss of $116,830 for the six months ended June 30, 2016, used net cash in operating activities of $232,848, has a working capital surplus of $420,445, and has an accumulated deficit of $218,561as of June 30, 2016. These factors, among others raise a substantial doubt regarding the Company’s ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments to reflect the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following summary of significant accounting policies of the Company is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are the representation of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP") in all material respects, and have been consistently applied in preparing the accompanying financial statements.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

June 30, 2016

(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates of valuation of equity instruments. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at the banking institutions. The Company did not have cash equivalents as of June 30, 2016 and December 31, 2015, respectively.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and other current asset. The Company places its cash with high quality banking institutions. The Company has the cash balances in excess of the Federal Deposit Insurance Corporation limit as of June 30, 2016 and not as of December 31, 2015.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “ Income Taxes” . The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740-10, “ Accounting for Uncertain Income Tax Positions .” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

June 30, 2016

(Unaudited)

Earnings (Loss) Per Common Share

The Company computes net earnings (loss) per share in accordance with ASC 260, “ Earnings per Share” . ASC 260 requires presentation of both basic and diluted net earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible note and preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At June 30, 2016 and December 31, 2015, there were no convertible notes, options or warrants available for conversion that if exercised, may dilute future earnings per share.

Fair value of Financial Instruments and Fair Value Measurements

ASC 820, “ Fair Value Measurements and Disclosures”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, other current asset, accounts payable, payable to a related party and short term deposits. Pursuant to ASC 820 and ASC 825, “ Financial Instruments” , the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Patent Rights and Trademark

Patent rights and trademarks which are stated at cost, relate to the cost of applications submitted for obtaining patent and trademark of our Genome Repair Device, a non-invasive treatment device. Cost is based on third party expenditures for patent applications. We will begin amortizing our patent rights and trademark over their estimated remaining useful life when we begin revenue-producing activities. We will determine the useful lives of patent rights and trademark after considering the specific facts and circumstances related to each such asset. Factors we consider when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, our long-term strategy for using the asset, any laws or other local regulations that could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. As of June 30, 2016 and December 31, 2015, the Company expended $30,400 and $10,400 in costs for submitting the application for patent rights and trademark which includes patent rights assigned by our Officer to the Company.

Amchi Gendynamy Science Corporation

Notes to Financial Statements

June 30, 2016

(Unaudited)

New Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – OTHER CURRENT ASSET

In April 2016, the Company received a notice from the State of Delaware that Amchi is delinquent in filing its Annual Franchise Tax Report for the tax year 2015. The Company was required to pay a franchise tax of $144,070 and interest and penalty of $4,501 for a total consideration of $148,571. The Company made the payment of $148,571 on April 27, 2016. Upon further review, the Company followed up with the Delaware Franchise Tax department and was informed that Amchi had previously paid the required annual franchise tax for 2015, and there was a computer error in sending out the delinquent tax notice. The Company is currently completing the formalities to receive the refund from the State of Delaware Franchise Tax and expect to receive $148,571 refund in full.

NOTE 4 – RELATED PARTY TRANSACTIONS

On September 16, 2015, Everrich Global Investments Limited (“Everrich”), an entity owned and controlled by Wisdom Qiao, the Chief Executive Officer of the Company (the “Officer”), entered into an agreement with Tiber Creek Corporation (“Tiber Creek”), an entity controlled by the founders of the Company, to exercise a change in control of the Company. Upon the change in control of the Company, the existing shareholders of Tiber Creek retained 500,000 common shares of the Company and the remaining outstanding shares were returned to the Company. In full satisfaction of the services of Tiber Creek, Everrich agreed to pay a non-refundable consideration of $85,000 in legal and professional fees to Tiber Creek. The Officer has paid, on behalf of the Company, $80,000 of the consideration to Tiber Creek and the remaining $5,000 is recorded as accounts payable as of June 30, 2016.

On January 26, 2016, the Company’s Board of Directors approved and ratified the assignment (the “Assignment”) by the Officer of her entire right, title and ownership interest in a patent application entitled “DYNAMIC RECOVERY AND THERAPY SYSTEM” (the “Invention”) in exchange for 200,000,000 shares of the Company’s common stock. Pursuant to the Assignment, on January 26, 2016, the Company issued 200,000,000 shares of its common stock to its Officer and valued them at $20,000. The transfer of nonmonetary asset by its Officer in exchange of common stock is recorded at the Officer’s historical cost basis determined under USGAAP. Since the common stock of the Company is closely held and not traded, estimating the fair value of the common stock issued is not appropriate. Therefore, upon the assignment of entire right, title and ownership interest in patent application by the Officer to the Company in exchange for 200,000,000 shares of the Company’s common stock, the Company valued the patent rights, title and ownership at its historical cost which approximated $20,000 (Note 7).

The Officer has occasionally provided short term advances to the Company for opening its bank accounts and payments to vendors for performing services to the Company. The short term advances are non-interest bearing, unsecured and due on demand. For the six months ended June 30, 2016, the Company received $2,500 from the Officer to settle Amchi’s obligation to a consultant, and paid to the Officer $92,313 towards the advances provided for its working capital needs. The Company is indebted to the Officer $12,359 and $102,172 due and payable as of June 30, 2016 and December 31, 2015, respectively. In addition, the Company is indebted to the Officer $30,000 and $30,000 for compensation for the three months and six months ended June 30, 2016. No compensation was earned or paid to the Officer in the comparable periods of 2015

NOTE 5 – DEPOSITS

The Company received cash deposits of $0 and $60,445 as of June 30, 2016 and December 31, 2015, respectively, from two investors for purchase of common shares pursuant to a prospective private placement for sale of its common stock in January 2016. The deposits received from two investors were converted into equity by issuance of 218,000 shares of common stock pursuant to the private placement (Note 7).

Amchi Gendynamy Science Corporation

Notes to Financial Statements

June 30, 2016

(Unaudited)

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received.

On February 11, 2016, the Company entered into a Product Design Service Agreement (“Design Agreement”) with Focus Product Design, a California corporation, to design product requirements, systems architecture, proof of concept ME and EE, part sourcing, product architecture, etc. for a fixed fee of $635,100. The Company had paid to Focus Product Design $7,400 towards the product design cost which was recorded as a prepaid expense as of December 31, 2015. The cost of product design has been expensed during the period ended June 30, 2016. On July 24, 2016, the parties mutually agreed to terminate Design Agreement and no additional costs are due to Focus Product Design as of the date of termination.

If a loss is considered probable and the amount can be reasonable estimated, the Company recognizes an expense for the estimated loss. If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss if recovery is also deemed probable.

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company’s capitalization at June 30, 2016 was 500,000,000 authorized common shares with a par value of $0.0001 per share, and 20,000,000 authorized preferred shares with a par value of $0.0001 per share.

Common stock

On January 15, 2016, the Company completed a private placement of 26,707,994 shares of its common stock to 37 investors (the “Investors”) for a total purchase price of $647,655. All of the sales were made in China and all of the Investors were residents of China. The Company has issued the share certificates to all 37 investors as of June 30, 2016. All of the stock certificates issued to the Investors have been affixed with an appropriate legend restricting sales and transfers. Therefore, based on the foregoing, the Company has issued the shares in reliance upon the exemptions from registration provided by Section 4a (2) of the Securities Act of 1933 and/or Regulation S.

On January 26, 2016, the Company’s Board of Directors approved and ratified the assignment (the “Assignment”) by Wisdom Qiao, the CEO, director and principal shareholder of the Company (“Officer”), of her entire right, title and interest in a patent application entitled “DYNAMIC RECOVERY AND THERAPY SYSTEM” (the “Invention”) in exchange for 200,000,000 shares of the Company’s common stock. Pursuant to the Assignment, on January 26, 2016, the Company issued to its Officer 200,000,000 shares of its common stock valued at $20,000 (Note 4). The shares are restricted and the certificates have been affixed with the appropriate legend restricting sales and transfers.

As a result of all common stock issuances, the total outstanding shares of common stock at June 30, 2016 were 247,207,994.

Preferred stock

At June 30, 2016, the Company had no shares of preferred stock issued or outstanding.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred through the date and time our financial statements were issued for potential recognition or disclosure in the accompanying financial statements.

AMCHI GENDYNAMY SCIENCE CORPORATION

27,207,994 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _______, 2016

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

SEC registration fee	$ 2,739.85
Accounting and audit fees and expenses	$ _______
Legal fees and expenses	$ _______
Edgarizing fees	$ 1,500.00
Miscellaneous	$ _______
Total:	$ _______

The aggregate fees incurred for each of the last two years for professional services rendered by the independent registered public accounting firm for the audits of the Company's annual financial statements and review of financial statements included in the Company's Form 10-K and Form 10-Q reports and services normally provided in connection with statutory and regulatory filings or engagements were as follows:

	For the year ended December 31, 2015	For the year ended December 31, 2014
Audit Related Fees	$8,750	$750

The Company does not currently have an audit committee serving and as a result its board of directors performs the duties of an audit committee.  The board of directors will evaluate and approve in advance, the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services.  The Company does not rely on pre-approval policies and procedures.

Item 14. Indemnification of Directors and Officers

The Company's Certificate of Incorporation, By-Laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company, if the person is not ultimately adjudged liable to the Company for misconduct in the action. Generally, no indemnification may be made where the person has been determined to have intentionally, fraudulently or knowingly violated the law.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. Such securities were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale.

Since inception, the Company has issued the following shares of common stock:

The Company issued 10,000,000 shares on May 20, 2014 to each of James Cassidy and James McKillop of which all but 500,000 shares were redeemed pro rata on October 15, 2015.

As part of a change in control of the Company, on October 15, 2015 the Company issued 20,000,000 shares of its common stock to Wisdom Qiao.

On January 15, 2016 the Company issued 26,707,994 shares of common stock to 37 investors all of whom are citizens of and resident in the People’s Republic of China.

On January 26, 2016, the Board of Directors approved the issuance of 200,000,000 shares of its common stock to Wisdom Qiao, its President, director and principal shareholder, in exchange for the assignment of a patent application.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

Certain exhibits listed below are incorporated by reference as so marked with the date and filing with which such exhibits were filed with the Securities and Exchange Commission)

3.1***	Certificate of Incorporation (filed as exhibit to the Form 10-12G)
3.2***	Amendment to Certificate of Incorporation
3.3***	By-laws (filed as exhibit to the Form 10-12G)
3.4	Sample stock certificate (filed as exhibit to the Form 10-12G)
5.0*	Opinion of Counsel on legality of securities being registered
10.1***	Assignment of Patent Application between the Registrant and Wisdom Qiao (filed as exhibit to Form 8-K dated January 27, 2016)
10.2**	Patent application dated September 22, 2015.
23.1**	Consent of Independent PCOAB public accounting firm
23.2*	Consent of Attorney (filed as part of Exhibit 5.0)
101.INS****	XBRL Instance
101.SCH****	XBRL Taxonomy Extension Schema
101.CAL****	XBRL Taxonomy Extension Calculation
101.DEF****	XBRL Taxonomy Extension Definition
101.LAB****	XBRL Taxonomy Extension Labels
101.PRE****	XBRL Taxonomy Extension Presentation

____________________

*	To be filed
**	Filed herewith
***	Previously filed
****

XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brea, California on September 16, 2016.

AMCHI GENDYNAMY SCIENCE CORPORATION

/s/ Wisdom Qiao
Chairman and President,

/s/ Wisdom Qiao
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Wisdom Qiao
Wisdom Qiao	Director	September 16, 2016

/s/ Zhiwei Qiao
Zhiwei Qiao	Director	September 16, 2016

/s/ Wengling Zhang
Wengling Zhang	Director	September 16, 2016

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